Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2008 related to the 2007 and 2006 consolidated financial statements of Altus Pharmaceuticals Inc., appearing in the Annual Report on Form 10-K of Altus Pharmaceuticals Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 17, 2009